LITHIA MOTORS INC. DECLARES QUARTERLY DIVIDEND OF $0.14 PER SHARE FOR THE FIRST QUARTER OF 2008

MEDFORD, OREGON, April 1, 2008 (Immediate) – Lithia Motors, Inc. (NYSE: LAD) today announced that the Board of Directors has approved a dividend of $0.14 per share for the first quarter of 2008. Lithia will pay the dividend April 29 to shareholders of record on April 15, 2008.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 28 brands of new and all brands of used vehicles at 110 stores which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through the recently launched www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,323 new and used vehicles and had $3.23 billion in total revenue in 2007. Lithia is publicly traded (NYSE:LAD) and is available on the web at www.Lithia.com.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations